Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 1, 2013, Wright completed the acquisition of BioMimetic, a public company specializing in the development and commercialization of innovative products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedic, sports medicine and spine applications. The transaction combines BioMimetic’s biologics platform and pipeline with Wright’s established sales force and product portfolio, to further accelerate growth opportunities in Wright’s Extremities business.

The following unaudited pro forma condensed combined financial statements give effect to the merger of Wright and BioMimetic in a transaction to be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Section 805, Business Combinations, (ASC 805), with Wright treated as the legal and accounting acquirer.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Wright and BioMimetic as of December 31, 2012, and has been prepared to reflect the merger of Wright and BioMimetic as of December 31, 2012. The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statements of operations of Wright and BioMimetic and combines the results of operations of Wright and BioMimetic for the year ended December 31, 2012, giving effect to the merger as if it occurred on January 1, 2012. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma condensed combined financial statements do not reflect any of the synergies or cost reductions that may result from the merger and do not include any restructuring costs or other one-time charges that may be incurred in connection with integrating the operations of Wright and BioMimetic. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Wright adjusted BioMimetic’s assets and liabilities to their estimated fair values. The purchase price allocation is considered preliminary and is subject to revision when the deferred tax adjustments and the valuations of inventory, property, plant and equipment, and intangible assets are finalized upon receipt of the final valuation report for those assets from a third party valuation expert.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•

Wright’s audited consolidated financial statements including the related notes thereto contained in Wright’s Annual Report on Form 10-K for the year ended December 31, 2012, Wright’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, and Wright’s Current Reports on Form 8-K filed with the SEC on December 19, 2012 and May 17, 2013; and

•	BioMimetic’s audited consolidated financial statements including the related notes thereto contained in Wright’s Current Report on Form 8-K filed with the SEC on May 17, 2013.

WRIGHT MEDICAL GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2012

(In thousands)

	Historical		Pro Forma Adjustments
	Wright Medical Group Inc.	BioMimetic Therapeutics, Inc.	Acquisition Adjustments (Note 4)		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$320,360	$16,665	$(41,336	)(a)	$289,602
			(6,087	)(a)
Marketable securities	12,646	—	16,882	(a)	21,383
			(8,145	)(b)
Investments – short term	—	19,241	(19,241	)(a)	—
Account receivables, net	98,636	503	1,092	(a)	100,231
Receivables – other	—	300	(300	)(a)	—
Inventories	144,250	4,682	(264	)(a)	148,668
Prepaid expenses	16,090	692	42	(a)	16,824
Deferred income taxes	30,429	—	305	(k)	30,734
Other current assets	29,734	—	3,500	(a)	33,493
	—	—	259	(e)	—

Total current assets	652,145	42,083	(53,293)		640,935

Receivables – long term	—	73	(73	)(a)	—
Property, plant and equipment, net	138,242	3,948	(972	)(a)	141,218
Goodwill	58,066	—	100,087	(i)	158,153
Intangible assets, net	21,294	—	157,126	(j)	178,420
Capitalized patent license fees, net	—	2,508	(2,508	)(j)	—
Deposits	—	385	(385	)(a)	—
Deferred income taxes	3,167	—	—		3,167
Other assets, net	80,539	—	1,133	(a)	81,672

Total Assets	$953,453	$48,997	$201,115		$1,203,565

Liabilities and Stockholders’ Equity
Accounts payable	$10,342	$1,695	$(292	)(a)	$11,745
Accrued expenses and other current liabilities	65,304	—	4,075	(a)	78,887
			8,458	(h)
			466	(e)
			584	(h)
Accrued payroll, employee benefits and payroll taxes	—	1,107	(1,107	)(a)	—
Other accrued expenses	—	2,484	(2,484	)(a)	—
Current portion of capital lease obligations	—	86	(86	)(g)	—
Deferred revenue	—	971	(971	)(f)	—
Current portion of long-term obligations	786	—	86	(g)	872

Total current liabilities	76,432	6,343	8,729		91,504
Long-term debt and capital lease obligations	258,504	46	(14	)(a)	258,536
Deferred income taxes	8,152	—	(2,023	)(b)	6,553
			424	(k)
Accrued rent – related party	—	585	(585	)(a)	—
Deferred revenue	—	12,633	(12,633	)(f)	—
Other liabilities	86,924	2	70,120	(a)	160,056
			3,010	(b)

Total liabilities	430,012	19,609	67,028		516,649

Stockholders’ equity:
Common stock	389	28	70	(a)	459
			(28	)(c)
Additional paid-in capital	442,055	217,932	171,111	(a)	621,976
			(217,932	)(c)
			8,810	(d)
Accumulated other comprehensive income, net of tax	22,534	1	(3,165	)(b)	19,369
			(1	)(c)
Retained earnings (accumulated deficit)	58,463	(188,573)	188,573	(c)	45,112
			(8,458	)(h)
			(8,810	)(d)
			4,708	(b)
			(584	)(h)
			(207	)(e)

Total stockholders’ equity	523,441	29,388	134,087		686,916

Total liabilities and stockholders’ equity	$953,453	$48,997	$201,115		1,203,565

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

WRIGHT MEDICAL GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2012

(In thousands, except per share data)

	Historical		Pro Forma Adjustments
	Wright Medical Group Inc.	BioMimetic Therapeutics, Inc.	Acquisition Adjustments (Note 4)		Pro Forma Condensed Combined
Total revenues	$483,776	$2,472	$—		$486,248
Cost of sales	149,978	373	—		150,351
Cost of sales – restructuring	435	—	—		435

Gross profit	333,363	2,099	—		335,462
Operating expenses
Selling, general and administrative expenses	290,261	18,291	2,497	(e)	311,189
			1,199	(g)
			739	(d)
			(1,798	) (h)
Research and development	27,033	10,319	—		37,352
Depreciation and capital lease amortization	—	1,199	(1,199	) (g)	—
Amortization of intangible assets	5,772	48	866	(j)	6,686
Gain on sale of intellectual property	(15,000)	—	—		(15,000)
Restructuring charges	1,153	—	—		1,153

Total operating expenses	309,219	29,857	2,304		341,380

Operating income (loss)	24,144	(27,758)	(2,304)		(5,918)
Interest expense, net	10,188	3	(65	) (g)	10,126
Investment income, net	—	(65)	65	(g)	—
Impairment loss on equipment	—	228	—		228
Other expense, net	5,395	1	—		5,396

Loss before income taxes	8,561	(27,925)	(2,304)		(21,668)
Provision (benefit) for income taxes	3,277	—	(899	) (k)	2,378

Net loss	$5,284	$(27,925)	$(1,405)		$(24,046)

Earnings (loss) per share: (l)
Basic	$0.14	$(0.99)			$(0.53)
Diluted	$0.14	$(0.99)			$(0.53)
Weighted average common shares: (l)
Basic	38,769	28,197	6,957		45,726
Diluted	39,086	28,197	6,957		45,726

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements were prepared in accordance with US GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission Regulation S-X, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the merger and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on December 31, 2012 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is presented as if the merger had occurred on January 1, 2012.

On November 19, 2012, BioMimetic entered into a merger agreement with Wright, under which Wright will continue as the surviving entity. The acquisition was completed on March 1, 2013. The transaction was accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America, with Wright treated as the accounting acquirer. Under the acquisition method of accounting, all of BioMimetic’s assets acquired and liabilities assumed in the transaction were recorded by Wright at their acquisition date fair values while transaction costs associated with the transaction were expensed as incurred. Under the terms of the Merger Agreement, each share of BioMimetic common stock was canceled and converted into the right to receive (1) $1.50 in cash (2) 0.2482 of a share of Wright common stock; and (3) one tradable Contingent Value Right (CVR). Each CVR entitles its holder to receive additional cash payments of up to $6.50 per share, which are payable upon receipt of FDA approval of Augment® Bone Graft and upon achieving certain revenue milestones.

In addition, each holder of a BioMimetic stock option, whether such stock option was vested or unvested, was permitted to elect for all or any portion of such stock option to be exercised, whether in full or on a net basis, by agreeing (if exercised on a net basis) to exchange in the merger the shares of BioMimetic stock subject to such stock option being exercised, and, in connection with such exchange, relinquish a portion of the merger consideration otherwise payable pursuant to such shares. On the completion of the merger, any such stock option that was not exercised was assumed by Wright and converted into a stock option at a conversion rate of .522106 to acquire a number of shares of Wright common stock (rounded to the nearest whole share).

2. PRELIMINARY CONSIDERATION TRANSFERRED

The merger has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the merger be measured at the closing date of the merger at the then-current market price.

The fair value of consideration transferred is as follows (in thousands):

Fair value of Wright shares issued at an exchange ratio of 0.2482 shares of Wright for one share of BioMimetic(1)	$165,893
Cash transferred (2)	41,336
Contingent value rights (3)	70,120
Value of previously vested BioMimetic stock options converted into Wright stock options (at specified exchange ratio) (4)	2,868
Withholding tax component related to BioMimetic exercised stock options (merger consideration tendered to cover remaining unpaid value of employees’ portion) (5)	2,419
Fair value of Wright’s investment in BioMimetic held before the merger(6)	10,676

Total value of considerations transferred	$293,312

(1)

The fair value of the Wright shares of $165.9 million was calculated by multiplying the (a) BioMimetic shares outstanding as of February 28, 2013, 28.3 million shares, less Wright’s prior investment in BioMimetic of 1.13 million shares, and (b) the BioMimetic shares issued for exercises of BioMimetic stock options immediately prior to the merger, 1.1 million shares, by (c) the exchange ratio of 0.2482 and (d) $23.83, the closing trading price of

Wright common stock on March 1, 2013. The fair value of the Wright shares was offset by the value of the stock component of merger consideration that would have been received by option holders of 0.2 million BioMimetic stock options. These BioMimetic stock options were exercised immediately prior to the merger, but were tendered, along with the associated CVRs, to BioMimetic to cover $1.4 million of the total employee portion of the statutory withholding tax.

(2)	The cash transferred of $41.3 million was calculated by multiplying the (a) BioMimetic shares outstanding as of February 28, 2013, 28.3 million shares, less Wright’s prior investment in BioMimetic of 1.13 million shares and (b) the BioMimetic shares issued for exercises of BioMimetic stock options immediately prior to the merger, 1.1 million shares, by (c) $1.50 per share to be received by BioMimetic stockholders. The cash component of merger consideration was offset by the value of the cash component of merger consideration that would have been received by option holders to cover $1.0 million of the total employee portion of the statutory withholding tax.

(3)

Each CVR entitles its holder to receive an additional $3.50 per share upon approval by the FDA of Augment® Bone Graft; an additional $1.50 per share the first time aggregate sales of specified products exceed $40 million during a consecutive 12 month period and an additional $1.50 per share the first time aggregate sales of specified products exceed $70 million during a consecutive 12 month period. The CVRs are publically traded and will terminate on the earlier of the six year anniversary of the completion of the merger or the payment date for the second product sales milestone.

The fair value assigned to the CVRs and the associated liability related to payments under the contingent value rights agreement of $70.5 million is based upon the CVRs’ market opening price of $2.50 per CVR as of March 4, 2013, the first day of trading of the CVRs, and the quantity of CVRs issued. The fair value of the CVRs was offset by the value of the CVR component of merger consideration that would have been received by option holders of 0.2 million BioMimetic stock options. This value was tendered along with the stock options to cover $1.4 million of the total employee portion of the statutory withholding tax.

The fair value of the CVRs and the associated liability related to payments under the CVR agreement will be remeasured at the end of each reporting period based on the closing trading price on the last business day of the period and the number of CVRs outstanding as of that date. Changes in fair value will be recognized in results of operations.

(4)	In accordance with ASC 805, the consideration transferred by Wright for BioMimetic includes $2.9 million for the fair value of certain BioMimetic stock options attributable to precombination service.

For purposes of calculating the consideration transferred, the fair value based measure of the BioMimetic vested options was determined on a grant-by-grant basis using the Black-Scholes option pricing model with the following assumptions: (i) the closing market price of BioMimetic common stock of $9.49 on February 28, 2013; (ii) an expected remaining life considering the original expected life for the options, the remaining service period and the contractual life of the option as of March 1, 2013; (iii) volatility based on a blend of the historical stock price volatility of common stock over the most recent period equivalent to the expected life of the options; and (iv) the risk-free interest rate based on published U.S. Treasury yields for notes with comparable terms as the expected life of the options. The fair value measurement of the Wright replacement options was completed using the same assumptions except the closing market price of Wright common stock of $23.83 on March 1, 2013 was used instead of the BioMimetic common stock closing price.

(5)	The withholding tax component of $2.4 million represents the merger consideration tendered to BioMimetic in connection with the exercise of 0.2 million BioMimetic stock options, immediately prior to the merger, to cover the employee portion of the statutory withholding tax, consisting of the sum of (1) the value of the stock component of merger consideration, along with the associated CVRs, to cover $1.4 million of the statutory withholding tax and (2) the cash component of merger consideration that would have been received by option holders to cover $1.0 million of the withholding tax.

(6)	As of February 28, 2013, Wright held 1.13 million shares of BioMimetic as an available-for-sale (AFS) marketable security carried at an aggregate fair value of $10.7 million based on the closing market price of BioMimetic common stock of $9.49.

3. PRELIMINARY FAIR VALUE OF NET ASSETS ASSUMED

The following is a summary of the preliminary estimated fair values of the net assets acquired (in thousands):

Cash and cash equivalents	$10,578
Marketable securities	16,882
Accounts receivables	1,595
Inventories	4,418
Prepaid and other current assets	4,234
Property, plant and equipment	2,976
Acquired technology	1,600
Trademarks	10,500
In-process research and development	143,426
Non-compete agreement	1,600
Deferred tax asset –current	305
Other long-term assets	1,133
Accounts payable and accrued liabilities	(5,478)
Capital leases	(118)
Deferred tax liability—noncurrent	(424)
Other liabilities	(2)

Net assets acquired	$193,225

Goodwill	$100,087

The purchase price allocation is considered preliminary and is subject to revision when the deferred tax adjustments and the valuations of inventory, property, plant and equipment, and intangible assets are finalized upon receipt of the final valuation report for those assets from a third party valuation expert.

The goodwill is attributable to the workforce of the acquired business and strategic opportunities that arose from the acquisition of BioMimetic. The goodwill is not expected to be deductible for tax purposes.

The contractual value of accounts receivables approximates fair value. Prepaid and other current assets include $3.5 million, which represents the fair value of a contingent gain associated with disputed provisions of a license agreement with Luitpold.

4. PRO FORMA ADJUSTMENTS

(A)	To record the fair value of consideration transferred and purchase price allocation in connection with the merger as disclosed in Note 2 and 3 above.

(B)	To eliminate Wright’s investment in BioMimetic held before the merger:

(1)	Elimination of $8.1 million from marketable securities and reclassification of $3.2 million of unrealized gains, net of tax of $2.0 million, on the AFS investment in BioMimetic previously held in accumulated other comprehensive income/loss on the historical balance sheet at December 31, 2012 to retained earnings and;

(2)	To record Wright’s estimated gain of $1.5 million, net of tax of $1.0 million, as a result of remeasuring its previously held equity interest in BioMimetic to fair value as of the acquisition date.

These amounts have not been included in the unaudited pro forma condensed combined statement of operations as they are non-recurring.

(C)	To reflect the elimination of the historical equity of BioMimetic.

(D)	Reflects compensation expenses related to the following:

ASC 805 requires that the incremental fair value of replacement awards attributed to precombination service be recognized immediately. As such, Wright recognized a non-recurring compensation expense of $8.8 million as of the date of the merger. The $8.8 million is comprised of $2.2 million for the incremental fair value of replacement awards attributed to precombination service and $6.6 million for the acceleration of vesting of previously unvested BioMimetic awards exercised in connection with the acquisition.

ASC 805 requires that the fair value of replacement awards attributed to postcombination service be recognized over the remaining service period. As such, the Company will recognize compensation expense of $0.7 million as adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012. This amount represents the additional compensation expense that will be recognized related to unvested replacement awards for employees, executive officers, and members of the boards of directors.

(E)	Reflects the accrued liability of $0.5 million and compensation expense related to retention payments to be made to certain employees for postcombination services. Deferred compensation of $0.3 million, recorded in other current assets, represents the portion of the retention payment that must be repaid if the employee voluntarily resigns prior to a contractual date. Compensation expenses of $2.5 million represent the portion of compensation expense for which employees have a service commitment that will be recognized as adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012. Compensation expenses of $0.2 million are recorded in retained earnings and have not been included in the unaudited pro forma condensed combined statement of operations as they are non-recurring and the employees have no further service commitments to obtain the payments.

(F)	To eliminate historical deferred revenue of BioMimetic for which there is no further service obligation.

(G)	Represents certain reclassifications to the historical presentation of BioMimetic to conform to the presentation used in the unaudited pro forma condensed combined financial statements.

(H)	Wright estimates that its costs for this transaction will be approximately $5.9 million, including approximately $5.7 million of merger expenses and approximately $0.2 million of costs to register and issue the common stock and stock options. Merger expenses include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. Expenses of $1.8 million related to the merger have been incurred as of December 31, 2012 and were eliminated from the unaudited pro forma condensed combined statement of operations as they are non-recurring.

BioMimetic estimates that it will incur merger expenses of approximately $4.6 million in the transaction, of which no expenses have been incurred as of December 31, 2012.

The unpaid merger expenses are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2012 as an accrued liability and a charge to retained earnings of $8.5 million. The $0.2 million of equity issuance costs have been reflected in Wright’s historical balance sheet as of December 31, 2012 as a reduction to additional paid-in capital. Additionally, $0.6 million of severance costs associated with the merger are reflected as an accrued liability and a charge to retained earnings. Because they will not have a continuing impact, the unpaid merger expenses and severance costs are not reflected in the unaudited pro forma condensed combined statement of operations.

(I)	Reflects the pro forma impact of the recognized goodwill, which represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, Wright will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is not deductible for tax purposes.

(J)	Reflects the pro forma impact of the recognized intangible assets of BioMimetic. The preliminary estimate of the fair value of intangible assets and related amortization expenses is as follows:

	Preliminary Fair Value	Estimated Weighted Average Life (years)	Year Ended December 31, 2012
Acquired technology	$1,600	14.0	114
Trademarks	10,500	Indefinite	—
Non-Compete Agreement	1,600	2.0	800
IPR&D	143,426	Indefinite	—

Total	$157,126		$914
Less: BioMimetic historical intangible assets and amortization	(2,508)		(48)

Pro forma adjustments	$154,618		$866

The estimated fair value attributed to in-process research and development, or IPR&D, intangible assets represents an estimate of the fair value of purchased in-process technology for BioMimetic’s research programs that, have not reached technological feasibility and have no alternative future use. Only those research programs that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable possibility of technical success existed were included in the estimated fair value. The estimated fair value of the IPR&D programs was determined based on estimates of expected future net cash flows. These expected future net cash flows included estimates for revenue and associated costs for the IPR&D programs based on: (i) relevant industry factors; (ii) current and expected trends in the product development life cycle; (iii) the completion of future clinical trials; (iv) the ability to obtain regulatory approval; and (v) the ability to manufacture and commercialize the products. The future net cash flows which reflect the different stages of development of each program are then present valued utilizing an estimate of the appropriate discount rate which is consistent with the uncertainties of the cash flows utilized. For purposes of preparing the unaudited pro forma condensed combined financial statements, Wright used publicly available information, market participant assumptions, BioMimetic’s existing cost and development assumptions, expected synergies and other cost savings that a market participant would be expected to realize as a result of the merger.

IPR&D is recorded as an indefinite-lived intangible asset until completion or abandonment of the associated research and development projects. Accordingly, no amortization expense is reflected in the pro forma adjustments. Wright will periodically evaluate these indefinite-life intangible assets. If a project is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning in the period in which the project is completed. If a project becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be taken in the period in which the impairment occurs. These intangible assets will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

The estimated fair value attributed to acquired technology intangible assets represents an estimate of the fair value of the licensing fees related to an exclusive sublicense agreement with Luitpold. BioMimetic has licensed to Luitpold the rights to the exclusive worldwide marketing, distribution and sales of GEM 21S, BioMimetic’s first periodontal product. The estimated fair value attributed to the trademarks intangible asset represents an estimate of the fair value of the Augment trademarks. Augment is the commercial name of BioMimetic’s bone regeneration orthopedic product.

The estimated fair value of the acquired technology and trademarks was determined based on estimates of expected future cash flows using the relief from royalty method, discounted at a rate, consistent with the uncertainties of the cash flows utilized. For purposes of preparing the unaudited pro forma condensed combined financial statements, Wright used publicly available information, market participant assumptions, BioMimetic’s existing cost and development assumptions, expected synergies and other cost savings that a market participant would be expected to realize as a result of the merger and certain other high-level assumptions. Amortization expense will be recorded on a straight-line basis over the expected life of the acquired technology, 14 years, which approximates expected future cash flows. The trademarks have an indefinite life. The carrying value of the acquired technology and trademarks asset will be periodically reviewed to determine if the facts and circumstances suggest that a potential impairment may have occurred. Impairment charges, if any, will be recorded in the period in which the impairment occurs.

The non-compete agreement was valued using the “with or without” method. The “with or without” method measures the value of an asset as the difference between two scenarios. One scenario measures the value of a business “with” the asset. The other scenario measures the value “without” the asset. The method treats the difference between the two scenarios (with certain valuation adjustments) as the value of the asset. The key assumptions used in valuing the covenant not to compete agreements were the likelihood of competition absent an agreement of 20% and a discount rate of 13%. The useful life of the non-compete agreement is 2 years, which approximates the remaining life of the agreement.

(K)	Represents the estimated deferred taxes and income tax expense related to intangible assets based on the United States federal statutory rate of 35% and the apportioned state tax rate of 4.0% net of federal benefit multiplied by the fair value adjustments made to intangible assets. This rate does not reflect Wrights’ effective tax rate, which includes other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(L)	Pro forma basic and diluted net loss per share is computed by dividing pro forma combined net loss by the weighted average pro forma number of shares outstanding during the relevant period. The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share (in thousands except per share information):

	Year Ended December 31, 2012
	Net Loss	Shares	Per Share Amount
Net loss per share, basic and diluted	$(24,042)	45,726	$(0.53)

Shares utilized in the calculation of pro forma basic and diluted net loss per share are as follows:

Weighted average Wright shares outstanding	38,769
Shares issued in the transaction	6,957
Total	45,726

Other potentially dilutive securities consisting of stock options totaling 3.6 million for the year ended December 31, 2012, were excluded from the per share calculations above, because of their anti-dilutive effect.